Exhibit 11.0   STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               For the Twelve Months Ended March 31, 2000

Statement regarding computation of earnings per share for the twelve months ended March 31, 2000.

                                                       Weighted     Per-Share
                                           Income   Average Shares    Amount
                                           ----------------------------------
Basic Earnings Per Share
 Income available to common stockholders  $30,108       90,431         $0.33

Effect of Dilutive Securities
 Unearned incentive plan shares                          1,194
                                          -----------------------------------
Diluted Earnings Per Share
  Income available to common stockholders
    and assumed conversion                $30,108       91,625         $0.33
                                          ===================================

The stock options were not dilutive as of March 31, 2000